EMERSON ANNOUNCES MANAGEMENT APPOINTMENTS

ST. LOUIS, January 9, 2015 - Emerson (NYSE: EMR) today announced the following senior management appointments and changes, effective after Emerson’s February 3, 2015 board of directors meeting:

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Edgar M. (Ed) Purvis has been appointed the chief operating officer for Emerson. He will report to Chairman and CEO David N. Farr and will be a member of Emerson’s Office of the Chief Executive. Purvis has served as executive vice president and business leader for Emerson Climate Technologies since 2008. He began his Emerson career in 1983 at the Copeland business unit and has held positions of increasing responsibility at Copeland and Emerson Climate Technologies Refrigeration.

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Edward L. (Ed) Monser will remain president of Emerson and continue to manage the company’s international business development and growth strategies and global shared service organizations. International sales represented 58 percent of the company’s fiscal 2014 revenue. Monser has been with the company for 33 years and has served as Emerson’s chief operating officer since 2001 and president since 2010.

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Robert T. (Bob) Sharp has been appointed executive vice president and business leader for Emerson Climate Technologies. Sharp has been serving as vice president of profit planning for Emerson and most recently led the development and implementation of the company’s Perfect Execution strategy. Sharp joined Emerson in 1996 and has held positions of increasing responsibility at Emerson corporate and Emerson Process Management.

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Frank L. Steeves, executive vice president, secretary and general counsel for Emerson, will also become a member of the company’s Office of Chief Executive. Steeves has been Emerson’s chief legal officer since 2007. Prior to joining Emerson, Steeves represented the company and many of its businesses as an outside attorney for nearly 20 years. Before going into private practice, he served as a staff attorney for the Wisconsin State Public Defender and in the U.S. Consumer Product Safety Commission.

About Emerson
Emerson (NYSE: EMR), based in St. Louis, Missouri (USA), is a global leader in bringing technology and engineering together to provide innovative solutions for customers in industrial, commercial, and consumer markets around the world. The company is comprised of five business segments: Process Management, Industrial Automation, Network Power, Climate Technologies, and Commercial & Residential Solutions. Sales in fiscal 2014 were $24.5 billion. For more information, visit www.Emerson.com.

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